Exhibit 99.1

Contact:

Lawrence D. Damron

Senior Vice President & Chief Financial Officer

(847) 229-2222

Aksys Reports Fourth Quarter and Fiscal 2004 Results

Lincolnshire, IL – March 2, 2005 — Aksys, Ltd. (NASDAQ: AKSY), a pioneer in innovative dialysis systems, today reported results for the fourth quarter and year ended December 31, 2004.

Fourth Quarter and Fiscal 2004 Highlights

•                  Revenues for the fourth quarter and full-year 2004 were $654,000 and $2,416,000, respectively. The Company’s net loss for the fourth quarter and full-year 2004 was $7.9 million or $0.26 per share and $27.7 million, or $0.93 per share.

•                  One hundred twenty-one patients were being treated on PHD Systems at year-end, which includes 15 net patients added in the fourth quarter.

•                  Aksys had 44 partnership agreements at year-end, which includes three signed in the fourth quarter.

•                  Since the beginning of the fourth quarter, Aksys strengthened its management team with the additions of Jerry Fisher as SVP and Chief Technology Officer, and Larry Birch, who will assume Chief Financial Officer duties on March 17, 2005.

Financial Results

For the fourth fiscal quarter of 2004, Aksys reported revenues of $654,000 compared to revenues of $677,000 for the fourth quarter of 2003.  The Company reported a net loss for the fourth quarter of 2004 of $7.9 million, or $0.26 per share, compared to a net loss of $6.7 million, or $0.22 per share, for the fourth quarter of 2003.  For the year ended December 31, 2004, Aksys reported revenues of $2,416,000, compared to revenues of $1,492,000 for the year ended December 31, 2003.  The Company reported a net loss for the full year of $27.7 million, or $0.93 per share, compared with a net loss of $22.3 million, or $0.79 per share, for the prior year.

Cost of sales were $3.3 million in the fourth quarter of 2004, an increase of $0.5 million over the fourth quarter 2003.  For the year ended December 31, 2004, cost of sales were $10.7 million, an increase of $3.0 million compared to the prior year’s cost of sales of $7.7 million.  The increase in cost of sales for both the quarter and the year were driven by service and supplies costs and depreciation for a greater number of rental machines in use.

Operating expenses for the fourth quarter 2004 were $5.1 million, an increase of $0.5 million over the fourth quarter of 2003.  For the year ended December 31, 2004, operating expenses were $18.9 million, an increase of $2.6 million compared to the prior year’s expenses of $16.3 million.  The increase for the fourth quarter and year end 2004 operating expenses can be attributed to accounting and consulting fees associated with Sarbanes-Oxley compliance, and product enhancement and development activities.

“We ended the year with $38.7 million of cash and investments, and have sufficient cash resources to support Aksys’ efforts into 2006,” said Larry Damron, Senior Vice President and Chief Financial Officer of Aksys, Ltd.

Outlook

“2004 proved to be a learning year for Aksys. We accomplished a number of key objectives, which included establishing market trials with several national dialysis center chains, working out the logistical issues of installing and servicing the PHD units and recruiting patients. We are pleased with our accomplishments and look forward to the opportunities that lie ahead in 2005,” commented Bill Dow, President and CEO of Aksys, Ltd.  “In the coming year, our focus will be on expanding our reach, enhancing our product, and continuing to reduce our manufacturing costs. Our half-year goal for 2005 is to have 140 to 160 patients on the PHD System.”

Conference Call

The Company plans to discuss these results and further details of its fourth quarter and fiscal 2004 during a conference call on Wednesday, March 2, 2005, at 11:00 a.m. Eastern Time. The call can be accessed via the Internet through www.aksys.com. A replay will be available from 2:00 p.m. Eastern Time, Wednesday, March 2, through 6:00 p.m. Eastern Time, Friday, April 1, by dialing 703-925-2533, code 657933 or by logging onto the Internet at www.aksys.com or www.streetevents.com.

About the Company

Aksys, Ltd. produces hemodialysis products and services for patients suffering from kidney failure. The Company’s lead product, the PHD® System, is a next generation hemodialysis system designed to improve clinical outcomes of patients and reduce mortality, morbidity and the associated high cost of patient care. Further information is available on Aksys’ website: www.aksys.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties.  Our actual results could differ materially from the results identified or implied in any forward-looking statement.  These statements are based on our views as of the date they are made with respect to future results or events.  Factors that could cause such a difference include, but are not limited to, the following: (i) uncertainty about the acceptance of the PHD System by both potential users and purchasers, including without limitation, patients, clinics and other health care providers; (ii) risks related to uncertain unit pricing and product cost, which may not be at levels that permit the Company to be profitable; (iii) risks related to quality control issues and consistency of service applicable to the PHD System; (iv) market, regulatory reimbursement and competitive conditions; (v) risks related to the failure to meet additional development and manufacturing milestones for the PHD System on a timely basis, including, without limitation, manufacturing and servicing cost reduction efforts; (vi) our ability to obtain sufficient capital on acceptable terms to run our business; (vii) risks inherent in relying on third parties to manufacture the PHD System; (viii) changes in Quality System Requirements; and (ix) risks related to the disposition of our common stock by Durus Life Sciences Master Fund Ltd. and its affiliates.  The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results or events expressed or implied therein will not be realized.

-financial table to follow-

AKSYS, LTD. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter ended December 31,		12 months ended December 31,
	2004	2003	2004	2003

Revenue:
Product	$361,000	$542,000	$1,458,000	$1,193,000
Service and supplies	293,000	135,000	958,000	299,000
Total revenue	654,000	677,000	2,416,000	1,492,000

Cost of sales:
Product	1,588,000	1,710,000	4,795,000	4,349,000
Service and supplies	1,744,000	1,142,000	5,868,000	3,343,000
Total cost of sales	3,332,000	2,852,000	10,663,000	7,692,000

Operating expenses:
Research and development	1,759,000	1,560,000	6,684,000	5,474,000
Sales and marketing	1,285,000	1,160,000	4,792,000	4,189,000
General and administrative	2,052,000	1,855,000	7,389,000	6,677,000
Total operating expenses	5,096,000	4,575,000	18,865,000	16,340,000

Operating loss	(7,774,000)	(6,750,000)	(27,112,000)	(22,540,000)

Other income and expense:
Interest income	252,000	61,000	664,000	258,000
Interest expense	(359,000)	—	(1,130,000)	—
Total other income and expense	(107,000)	61,000	(466,000)	258,000
Income tax expense	—	—	(106,000)	—
Net loss	$(7,881,000)	$(6,689,000)	$(27,684,000)	$(22,282,000)
Net loss per share, basic and diluted	$(0.26)	$(0.22)	$(0.93)	$(0.79)
Weighted average shares outstanding	29,858,487	29,796,586	29,825,659	28,218,819

SELECTED BALANCE SHEET DATA

	December 31, 2004	December 31, 2003

Cash and short-term investments	$31,117,000	$20,175,000
Working capital	32,611,000	20,392,000
Long-term investments	8,168,000	600,000
Total assets	52,945,000	29,638,000
Total liabilities	21,938,000	6,510,000
Stockholders’ equity	31,007,000	23,128,000